UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 20, 2007

ARROW INTERNATIONAL, INC

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of Incorporation)	0-20212 (Commission File Number)	23-1969991 (I.R.S. Employer Identification No.)

2400 Bernville Road, Reading, Pennsylvania 19605
(Address of principal executive offices) (Zip Code)
(610) 378-0130
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 20, 2007, Arrow International, Inc. (the “Company”), entered into an Agreement and Plan of Merger, with Teleflex Incorporated (“Teleflex”) and AM Sub Inc., a wholly-owned subsidiary of Teleflex (“Merger Sub”) (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will merge with and into Merger Sub, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Teleflex (the “Merger”). The Company’s and Teleflex’s Boards of Directors have each approved the Merger and the Merger Agreement.
     Under the terms of the Merger Agreement, at the effective time of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and automatically converted into the right to receive an amount of cash equal to $45.50, without interest (the “Per Share Amount”). In addition, at the effective time, each outstanding option to acquire shares of Company common stock will be canceled in exchange for a cash payment equal to the number of shares of Company common stock underlying such option multiplied by the excess, if any, of the Per Share Amount over the strike price for such option.
     The Company has made customary representations, warranties and covenants in the Merger Agreement. Consummation of the Merger is subject to customary conditions, including (i) approval of the Merger Agreement and the Merger by the shareholders of the Company, (ii) absence of any law or order prohibiting the consummation of the Merger, (iii) expiration or termination of the applicable Hart-Scott-Rodino waiting period, (iv) subject to certain exceptions, the accuracy of the representations and warranties and (v) the absence of any material adverse effect on the Company.
     The Merger Agreement contains certain termination rights for both the Company and Teleflex, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay Teleflex a termination fee of $69 million and reimburse Teleflex for certain of its expenses, subject to a cap of $5 million.
     The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Cautionary Statements
     The Merger Agreement has been included solely to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described in this Form 8-K, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.
     The representations, warranties, covenants and agreements made by the parties in the Merger Agreement are made as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders or may have been used for the purpose of allocating risk between the respective parties rather than establishing maters as facts.
Item 8.01 Other Events.
     On July 23, 2007, the Company issued a press release regarding the matters described in Item 1.01 of this Current Report on Form 8-K, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Additional Information About this Transaction
     In connection with the proposed transaction and its 2007 annual meeting of shareholders, Arrow intends to file a proxy statement with the Securities and Exchange Commission. Arrow shareholders are strongly advised to read the proxy statement and the accompanying proxy card when they become available, as they will contain important information. Shareholders will be able to obtain this proxy statement, any amendments, or supplements to the proxy statement and other documents filed by Arrow with the SEC for free at the internet website maintained by the SEC at www.sec.gov. Shareholders will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Teleflex and Arrow, without charge, at the SEC’s website (http://www.sec.gov). Free copies of Teleflex’s SEC filings are also available on Teleflex’s website (www.teleflex.com) and free copies of Arrow’s SEC filings are also available on Arrow’s website (www.arrowintl.com) or by writing to Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605. For a list of participants involved in the proxy solicitation and a description of their direct or indirect interests, please see the 14a-12 Soliciting Materials filed by the Company on May 9, 2007.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated July 20, 2007, by and among Teleflex Incorporated, AM Sub Inc. and Arrow International, Inc.

99.1	Press Release, dated July 23, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARROW INTERNATIONAL, INC.
Date: July 24, 2007	By:	/s/ John C. Long
John C. Long
Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated July 20, 2007, by and among Teleflex Incorporated, AM Sub Inc. and Arrow International, Inc.

99.1	Press Release, dated July 23, 2007